Exhibit 99.1

BIZCOM U.S.A., INC.  ANNOUNCES IT IS NOW A PUBLIC REPORTING COMPANY

FORT LAUDERDALE, FL (July 22, 2002) Bizcom U.S.A., Inc. (Bizcom or the Company) announced today that on July 9,2002, its Form 10-SB registration statement, as amended, and as filed with the U.S. Securities Exchange Commission (Commission), became effective. As a result of the effectiveness of such registration statement, the Company is now a public reporting company under the Securities Exchange Act of 1934.

Bizcom, a Florida corporation located in Fort Lauderdale, currently offers and sells 220MHz analog Specialized Mobile Radio (SMR) products and licenses emergency management software programs to various end users. The Company plans to continue such product offering and to also engage in the development, operation and management of 220 MHz SMR wireless voice and data communication services in both the commercial and public safety/emergency management sectors.

Bizcom has entered into an exclusive patent and related technology license agreement with Datamarine International Inc. (Datamarine) to itself, or through third parties, manufacture and sell both domestically and worldwide all 220 MHz land mobile radio products previously manufactured by Datamarine. The Company has also entered into a long-term software license agreement with The Public Safety Group, LLC, a provider of emergency management software to the public safety/emergency disaster relief sectors, and a radio service subscriber agreement with a management company on behalf of 220 MHz SMR mobile communications facilities located in thirty seven of the top fifty Metropolitan Statistical Area (MSAs) markets in the United States.

The Company's securities have never traded and do not currently trade on any securities exchange. Bizcom plans to make application to trade its common stock on the over-the-counter bulletin board (OTCBB) at some as yet undermined time. There can be no assurance that an active public market for the Company's common stock will develop or be sustained if developed.

Further information concerning the above described agreements and the Company's current and planned business operations is set forth in its Form 10-SB, as amended, which may be viewed at the Commission's website at www.sec.gov.

This press release contains certain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Factors which could contribute or cause such differences include the absence of meaningful Company operating history, uncertainty of future profitability, going concern considerations, uncertain ability to meet capital needs, economic uncertainty, development risks, industry operating history and uncertainty of broad based market acceptance, risks associated with select asset purchases, dependence on management, potential conflicts of interest between management and the Company, Federal Communications Commission regulations, competition, anti-takeover provisions of certain provisions of our articles of incorporation and bylaws, penny stock sales rules, and other factors


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as discussed from time to time in the Company's public filings. Forward-looking statements are not guarantees of future performance and actual results might differ materially from those contained in any forward-looking statements. We do not assume the obligation to update any forward-looking statements.

Media Contact:
Michael Sullivan
(954) 714-0028
michaels@bizcomusa.net